Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Genasys Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock	457(c)	355,556(1)	$1.84(2)	$654,223.04	$0.0001476	$96.56
Fees to Be Paid	Warrants			3,068,182(1)(3)	—	—	—	(4)
Fees to Be Paid	Equity	Common Stock	457(c)	3,068,182(1)	$1.84	$5,645,454.88(2)	$0.0001476	$833.27
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	$6,299,677.92	—	$929.83
	Total Fees Previously Paid				—	—	—	—
	Total Fees Offsets				—	—	—	—
	Net Fee Due				—	—	—	$929.83

(1)

This registration statement registers 355,556 shares (the “Interest Shares”) of common stock, $0.00001 par value per share (“Common Stock”) of Genasys Inc. (the “Company”) issued pursuant to the Loan Agreement (as defined below), 3,068,182 private placement warrants (the “Warrants”) issued pursuant to the Loan Agreement and 3,068,182 shares (the “Warrant Shares”) of Common Stock of the Company issuable upon exercise of the Private Placement Warrants. The Interest Shares and the Warrants were or may be issued by the Company to certain of the selling securityholders under the terms of that certain Term Loan and Security Agreement, entered into by the Company on May 13, 2024 (the “Loan Agreement”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also relates to an indeterminate number of additional shares of Common Stock issued or then issuable upon any stock split, dividend, interest payment or other distribution, recapitalization or similar event with respect to the foregoing.

(2)

The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act. In accordance with Rule 457(c) of the Securities Act, the price shown is the average of the high and low sales prices of the Common Stock on June 6, 2024 as reported on The NASDAQ Capital Market.

(3)

Represents 3,068,182 warrants (the “Private Placement Warrants”), each of which entitles the holder thereof to purchase one-twentieth of a share of Class A Common Stock at an exercise price of $2.53 per share, subject to certain adjustments.

(4)	Pursuant to Rule 457(g), No separate registration fee is required for the Private Placement Warrants.